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                      CAPITAL GAMING INTERNATIONAL, INC.
                                  EXHIBIT 12
         SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (ROUNDED)





                                Reorganized                                            Predecessor Company
                                  Company        -----------------------------------------------------------------------------------
                                May 29, 1997     July 1, 1996
                                   through         through                              Year Ended June 30,
                                June 30, 1997    May 28, 1997        1996              1995             1994            1993
                                -------------    ------------        ----              ----             ----            ----
Consolidated Pre-Tax [Loss]
 Income From Operations        $ (1,351,000)   $  44,411,000    $ (3,718,000)    $   (116,876,000)  $ (24,168,000)   $   (1,652,000)
Fixed Charges                       251,000        8,394,000      21,846,000           20,388,000       7,838,000             2,000
                               ------------    -------------    ------------     ----------------   -------------    --------------
    Earnings For Computation   $ (1,100,000)   $  52,805,000    $ 18,128,000     $    (96,488,000)  $ (16,330,000)   $   (1,650,000)
                               ============    =============    ============     ================   =============    ==============

Interest Expense               $    251,000    $  7,842,000     $ 19,062,000     $     18,225,000   $   7,024,000(1)             --
Capitalized Interest                     --              --               --            1,474,000         234,000                --
Deferred Financing Cost                  --         552,000        2,784,000            2,115,000         777,000                --
Interest Portion
 Of Rent Expense                         --              --               --               48,000          37,000             2,000
                               ------------    -------------    ------------     ----------------   -------------    --------------
Fixed Charges                  $    251,000    $  8,394,000     $ 21,846,000     $     21,862,000   $   8,072,000    $        2,000
                               ============    ============     ============     ================   =============    ==============

Ratio of Earnings to Fixed
Charges                                  --            6.29               --                   --              --                --
                               ============    ============     ============     ================   =============    ==============

Deficiency of Earnings         $  1,351,000    $         --     $ $3,718,000     $    118,350,000   $  24,402,000    $    1,652,000
                               ============    ============     ============     ================   =============    ==============



(1) Does not include a one time charge of $4,000,000 which was recognized as interest expense as consideration for the termination of the company's obligation to issue warrants to purchase 1,250,000 shares of the company's stock.